Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-258406 and No. 333-261591) on Form S-8 of our reports dated March 11, 2025, with respect to the consolidated financial statements of Dole plc and the effectiveness of internal control over financial reporting.

/s/ KPMG
Dublin, Ireland
March 11, 2025